CERTIFICATE OF OFFICER OF LENNAR PARTNERS, INC Pooling and Servicing Agreement dated as of November 1, 2001 (the "Agreement"), by and among GE Capital Commercial Mortgage Corporation, as Depositor, GEMSA Loan Services, L.P., as Servicer, LaSalle Bank, N.A., as Trustee, ABN AMRO Bank N.V., as Fiscal Agent, and Lennar Partners, Inc., as Special Servicer (GECCMC 2001-3) The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2001 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has performed and fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2001, (iii) the Company has not received notice regarding qualification, or challenging the status, of the Lower-Tier REMIC or Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body. IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2002. Ronald E. Schrager Vice President Lennar Partners, Inc.